BioSante Pharmaceuticals, Inc.
111 Barclay Boulevard
Lincolnshire, Illinois 60069
www.biosantepharma.com

FOR IMMEDIATE RELEASE
NASDAQ: BPAX

BioSante Pharmaceuticals Reports
First Quarter 2008 Financial Results

LINCOLNSHIRE, Illinois - (May 9, 2008) --- BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today reported its March 31, 2008 financial results and cash balance for the first quarter ended March 31, 2008.

BioSante incurred a net loss of approximately $3.6 million or ($0.13) per share for the quarter ended March 31, 2008, compared to a net loss of $1.8 million or ($0.08) per share for the same period in 2007.  This planned increase was due primarily to the conduct of the three ongoing LibiGel® (testosterone gel) Phase III clinical studies to support submission of a new drug application (NDA) and U.S. Food and Drug Administration (FDA) approval.  The LibiGel Phase III safety and efficacy studies are being conducted under an FDA approved SPA (special protocol assessment).

The Company’s cash, cash equivalents and short-term investments as of March 31, 2008 were approximately $27.6 million, as compared to approximately $30.7 million on December 31, 2007.

About BioSante Pharmaceuticals, Inc.
BioSante is a specialty pharmaceutical company focused on developing products for female sexual health, menopause, contraception and male hypogonadism. BioSante's lead products include LibiGel® (transdermal testosterone gel) in Phase III clinical development by BioSante under a U.S. Food and Drug Administration (FDA) SPA (Special Protocol Assessment) for the treatment of female sexual dysfunction (FSD), and Elestrin™ (estradiol gel) developed through FDA approval by BioSante, indicated for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, currently marketed in the U.S.  Also in development are Bio-T-Gel™, a testosterone gel for male hypogonadism, and an oral contraceptive in Phase II clinical development using BioSante patented technology.   The current market in the U.S. for estrogen and testosterone products is approximately $2.5 billion and for oral contraceptives approximately $3.0 billion. The company also is developing its calcium phosphate technology (CaP) for novel vaccines, drug delivery and aesthetic medicine (BioLook™).  Additional information is available online at: www.biosantepharma.com.

For more information, please contact:
Alan Zachary, McKinney/Chicago; (312) 944-6784 ext. 316; azachary@mckinneychicago.com;
www.mckinneychicago.com